Exhibit 1
Joint Filing Agreement
The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Adesto Technologies Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated: January 9, 2017

HARRIS & HARRIS GROUP, INC.

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

/s/ Daniel B. Wolfe
Daniel B. Wolfe

/s/ Douglas W. Jamison
Douglas W. Jamison